Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 11150 Santa Monica Boulevard Suite 1600 Los Angeles, CA 90025 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Robert Sulentic
Group President &	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310-405-8905	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS

SECOND QUARTER 2009 FINANCIAL RESULTS

Los Angeles, CA – July 29, 2009 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported adjusted earnings per share of $0.04 for the second quarter of 2009 on revenue of $955.7 million.

On a U.S. GAAP basis, the Company reported a net loss for the quarter of $6.6 million, or $0.02 per diluted share. Excluding one-time charges(1), net income(2) for the second quarter would have totaled $9.7 million, or $0.04 per diluted share. Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) for the second quarter totaled $68.4 million, which was adversely impacted by the inclusion of $22.5 million(4) of one-time charges, mostly related to cost-containment actions.

These results compared with second-quarter 2008 revenue of $1.3 billion; net income of $16.6 million, or $0.08 per diluted share, on a U.S. GAAP basis; adjusted net income (excluding one-time charges) of $33.2 million, or $0.16 per diluted share; and EBITDA of $99.0 million.  Second-quarter 2008 EBITDA included $15.5 million(5) of one-time charges.

Despite continued weakness in sales and leasing markets globally, second-quarter 2009 results showed better quarter-over-quarter performance than the quarter-over-quarter performance for the first quarter of 2009. Specifically, the second-quarter 2009 EBITDA margin, excluding one-time charges, was 9.5%, versus 8.7% for the same period in the prior year, despite considerably lower revenue.

“Our second quarter results were in line with expectations,” said Brett White, president and chief executive officer of CB Richard Ellis.  “Despite the ongoing global economic difficulties, we produced significantly higher normalized EBITDA margins compared with the year-earlier second quarter and once again saw operating expense reductions (29.9%) outpace the decline in revenue (27.3%).  This is a direct result of the aggressive actions we began taking more than 18 months ago to lower expense levels to address the current market environment.

“During the quarter we also raised $600 million in new capital, which we are using to lower our secured bank debt, obtain loan amortization and maturity extensions and ensure our financial strength throughout this economic downturn.  At the same time, we continue to capitalize on our position as the commercial real estate industry’s largest, most profitable and most diversified services firm to grow our client roster and seize marketplace opportunities.”

CB Richard Ellis had a strong quarter for signing up corporate and government outsourcing contracts and expanding its pipeline of distressed asset advisory work.  In its outsourcing business, the Company procured seven new clients, expanded its service offering for six clients and renewed nine existing clients during the quarter.  New outsourcing clients include Ontario Realty Corporation, a government agency that committed to one of the largest outsourcing contracts ever awarded in Canada. Among its existing clients, CB Richard Ellis achieved a significant renewal and expansion with Bank of America Corporation, adding responsibility for the Bank’s EMEA, Asia Pacific and Latin America portfolio to its work in the U.S. Outsourcing revenue, however, declined modestly compared with a year ago due to corporate clients’ on-going efforts to restrain spending.  Meanwhile, in the U.S. alone, the Company’s Restructuring Services professionals have been awarded more than $2.25 billion of distressed properties to market for sale.

In a challenged market, CB Richard Ellis continued its leadership of key market segments in the first half of 2009, including:

•                  the New York City leasing market, where it was responsible for 22 of the 50 largest leases, more than any other firm, according to Crain’s New York Business.

•                  the U.S. investment sales market, where it attained the highest market share, 18.6%, and exceeded the share attributable to the number two and three firms combined, according to Real Capital Analytics.

•                  the Central London leasing market, where it recorded the highest market share, 22%, according to Estates Gazette.

Mr. White added: “While remaining keenly focused on helping our clients to succeed in the current weak environment, we continue to position CB Richard Ellis for an inevitable rebound in the global commercial real estate market.  When the recovery comes, the moves we have made to streamline our operations and improve efficiencies while preserving our essential geographic platform and broad service offering will enable us to capture disproportionate market share and provide substantial operating leverage to drive bottom line earnings.”

Expense Reduction Target Raised

During the second quarter, management increased its cost containment target by an additional $100 million of annual operating cost savings, as the Company continued to outperform against its previous targets.  The Company has now eliminated or targeted for elimination between $575 million and $600 million of operating costs.

These operating cost reductions are in addition to very substantially reduced variable commission and compensation expense that results from lower transaction revenue.

In conjunction with the implementation of cost-savings actions, the Company incurred one-time expenses consisting of severance and office consolidation costs totaling $17 million in the second quarter of 2009.

Successful Capital Raising Efforts

Following the successful amendment to its Credit Agreement in the first quarter of 2009, which gave the Company increased flexibility, it raised $150 million of equity and $450 million of senior subordinated notes during the second quarter of 2009. In addition, the Company launched a loan modification program designed to provide additional flexibility relative to bank loan amortization and maturity schedules. All of these actions result in a more favorable overall capital structure.

Americas Segment Results

Revenue for the Americas region, including the U.S., Canada and Latin America, was $601.6 million for the second quarter of 2009, compared with $785.5 million for the second quarter of 2008.  Operating income for the Americas region was $26.5 million for the second quarter of 2009, compared with $47.2 million for the same period of 2008.  EBITDA totaled $42.6 million for the second quarter of 2009, compared with $64.2 million in last year’s second quarter. While market conditions remained weak, operating expenses for this segment declined by 25% compared with a year ago.

EMEA Segment Results

Revenue for the EMEA region, which mainly consists of operations in Europe, was $176.6 million for the second quarter of 2009, compared with $299.7 million for the second quarter of 2008.  The EMEA region reported operating income of $3.4 million for the second quarter of 2009, compared with $27.2 million for the same period in 2008.  EMEA reported EBITDA of $5.9 million for the second quarter of 2009, compared with $31.4 million for last year’s second quarter.  Offsetting the revenue decrease was a 42% reduction in operating expenses, compared to the prior-year period.

Asia Pacific Segment Results

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $122.7 million for the second quarter of 2009, compared with $155.7 million for the second quarter of 2008.  Operating income for the Asia Pacific region was $10.9 million for the second quarter of 2009, compared with $21.7 million for the same period of 2008.  EBITDA totaled $12.2 million for the second quarter of 2009, compared with $21.8 million for last year’s second quarter.  For the quarter, operating expenses across Asia Pacific were down by 18% compared with the prior-year period.

Global Investment Management Segment Results

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $32.6 million for the second quarter of 2009, compared with $42.7 million in the second quarter of 2008.  The second-quarter revenue decline was attributable to lower asset management and acquisition fees than achieved in the second quarter of 2008.

Operating income for the second quarter improved to $4.5 million from $0.9 million for the same period in 2008, while second-quarter EBITDA totaled $2.2 million, a reversal from negative $15.5 million of  EBITDA in the year-earlier second quarter.  EBITDA includes the net, non-cash write-downs of $2.6 million and $11.9 million for the second quarter of 2009 and 2008, respectively. These write-downs are not included in operating income.  Global Investment Management reduced operating expenses by 34% for the second quarter compared with the prior-year period.

Assets under management totaled $36.4 billion at the end of the second quarter, down 5% from year-end 2008, but up $0.4 billion from the first quarter of 2009.

Development Services Segment Results

In the Development Services segment, which consists of real estate development and investment activities primarily in the U.S., revenue totaled $22.2 million for the second quarter of 2009, compared with $31.2 million for the second quarter of 2008.  Operating expenses for the quarter fell by 34% from a year earlier. Excluding non-controllable property-level expenses, operating expenses fell by 46% from a year earlier. Development Services posted an operating loss of $6.4 million for the second quarter of 2009, an improvement from the $9.1 million operating loss for the same period in 2008,   Second-quarter 2009 EBITDA totaled $5.5 million, an improvement from negative EBITDA of $3.0 million in last year’s second quarter.  The operating loss for the second quarter of 2009 includes the gross, non-cash write-down of real estate assets of $2.7 million, but not the offsetting portion attributable to non-controlling interests of $1.5 million.  EBITDA includes both items and was also positively impacted by higher equity earnings.

Development projects in process as of June 30, 2009 totaled $5.2 billion, down slightly from year-end 2008. The inventory of pipeline deals as of June 30, 2009 stood at $1.5 billion, down 40% from year-end 2008.

Six-Month Results

For the six months ended June 30, 2009, the Company reported a net loss of $43.3 million, or $0.16 per diluted share, on a U.S. GAAP basis, compared with net income of $37.0 million, or $0.18 per diluted share, in 2008. Adjusted net income(2) totaled $2.2 million, or $0.01 per diluted share, for the six-month period, on revenue of $1.8 billion.  For the same period in 2008, adjusted net income totaled $64.9 million, or $0.31 per diluted share, on $2.5 billion of revenue.  EBITDA for the current year-to-date period totaled $106.8 million versus $187.5 million for the same period last year.  The one-time charges that negatively impacted EBITDA totaled $38.2 million(6) in 2009 and $31.7 million(7) in 2008.

Conference Call Details

The Company’s second-quarter earnings conference call will be held on Thursday, July 30, 2009 at 10:30 a.m. Eastern Daylight Time (EDT).  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-288-8961 for U.S. callers and 612-234-9960 for international callers.  A replay of the call will be available starting at 2:00 p.m. EDT on July 30, 2009, and ending at midnight EDT on August 6, 2009. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.

The access code for the replay is 106777.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2008 revenue).  The Company has approximately 30,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis has been named a BusinessWeek 50 “best in class” company and Fortune 100 fastest growing company two years in a row. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2009, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; a protraction or worsening of the economic slow-down or recession we are currently experiencing in our principal operating regions; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to reduce expenditures to help offset lower revenues; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to grow revenues and capture market share; our ability to retain and incentivize producers; the integration of our acquisitions and the level of synergy savings achieved as a result; and our ability to maintain or enhance our operating leverage.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2008, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)One-time charges include a tax true-up related to the write-off of financing costs incurred in connection with the credit agreement amendment entered into on March 24, 2009, amortization expense related to customer relationships resulting from acquisitions, integration costs related to acquisitions, cost-containment expenses and the write-down of impaired assets.

(2)A reconciliation of net (loss) income attributable to CB Richard Ellis Group, Inc. to net income attributable to CB Richard Ellis Group, Inc., as adjusted for one-time items, is provided in the section of this release entitled “Non-GAAP Financial Measures.”

(3)The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business segments and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs. Additionally, we believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

(4)Includes cost-containment expenses of $17.0 million, impairment of assets of $3.7 million, net of non-controlling interests (minority interest), and integration costs related to acquisitions of $1.8 million, the majority of which related to the Trammell Crow Company acquisition.

(5)Includes impairment of assets of $11.9 million and integration costs related to acquisitions of $3.6 million, the majority of which related to the Trammell Crow Company acquisition.

(6)Includes cost-containment expenses of $24.9 million, impairment of assets of $9.8 million, net of non-controlling interests (minority interest), and integration costs related to acquisitions of $3.5 million, the majority of which related to the Trammell Crow Company acquisition.

(7)Includes impairment of assets of $22.5 million and integration costs related to acquisitions of $9.2 million, the majority of which related to the Trammell Crow Company acquisition.

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$955,667	$1,314,873	$1,846,116	$2,545,798

Costs and expenses:
Cost of services	566,831	737,205	1,120,250	1,441,651
Operating, administrative and other	328,671	468,839	634,830	901,184
Depreciation and amortization	24,166	25,022	49,558	48,824
Total costs and expenses	919,668	1,231,066	1,804,638	2,391,659

Gain on disposition of real estate	2,925	4,042	2,925	4,042

Operating income	38,924	87,849	44,403	158,181

Equity loss from unconsolidated subsidiaries	1,743	11,752	11,940	22,514
Other loss	—	4,607	—	4,607
Interest income	1,237	4,481	3,542	9,707
Interest expense	47,418	41,560	82,216	84,565
Write-off of financing costs	—	—	29,255	—

(Loss) income before provision (benefit) for income taxes	(9,000)	34,411	(75,466)	56,202
Provision (benefit) for income taxes	4,706	20,330	(7,341)	26,792

Net (loss) income	(13,706)	14,081	(68,125)	29,410
Less: Net loss attributable to non-controlling interests	(7,069)	(2,482)	(24,799)	(7,607)
Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(6,637)	$16,563	$(43,326)	$37,017

Basic (loss) income per share attributable to CB Richard Ellis Group, Inc. shareholders	$(0.02)	$0.08	$(0.16)	$0.18

Weighted average shares outstanding for basic (loss) income per share	265,683,366	203,435,495	263,851,431	203,273,086

Diluted (loss) income per share attributable to CB Richard Ellis Group, Inc. shareholders	$(0.02)	$0.08	$(0.16)	$0.18

Weighted average shares outstanding for diluted (loss) income per share	265,683,366	208,388,563	263,851,431	208,059,701

EBITDA	$68,416	$98,994	$106,820	$187,491

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Americas
Revenue	$601,565	$785,478	$1,178,606	$1,569,002
Costs and expenses:
Cost of services	385,402	487,655	768,494	972,023
Operating, administrative and other	175,442	235,003	332,241	457,458
Depreciation and amortization	14,233	15,661	28,491	29,969
Operating income	$26,488	$47,159	$49,380	$109,552
EBITDA	$42,602	$64,195	$81,243	$130,480

EMEA
Revenue	$176,595	$299,738	$338,756	$542,499
Costs and expenses:
Cost of services	109,345	162,968	219,362	305,005
Operating, administrative and other	61,216	105,776	116,900	195,285
Depreciation and amortization	2,621	3,750	5,161	6,985
Operating income (loss)	$3,413	$27,244	$(2,667)	$35,224
EBITDA	$5,928	$31,441	$2,811	$43,112

Asia Pacific
Revenue	$122,652	$155,667	$215,746	$293,099
Costs and expenses:
Cost of services	72,084	86,582	132,394	164,623
Operating, administrative and other	37,569	45,550	67,518	90,871
Depreciation and amortization	2,128	1,872	4,256	3,625
Operating income	$10,871	$21,663	$11,578	$33,980
EBITDA	$12,219	$21,828	$14,159	$35,510

Global Investment Management
Revenue	$32,606	$42,746	$69,902	$82,235
Costs and expenses:
Operating, administrative and other	26,909	40,997	56,291	81,791
Depreciation and amortization	1,186	848	2,389	1,647
Operating income (loss)	$4,511	$901	$11,222	$(1,203)
EBITDA	$2,181	$(15,470)	$1,755	$(16,845)

Development Services
Revenue	$22,249	$31,244	$43,106	$58,963
Costs and expenses:
Operating, administrative and other	27,535	41,513	61,880	75,779
Depreciation and amortization	3,998	2,891	9,261	6,598
Gain on disposition of real estate	2,925	4,042	2,925	4,042
Operating loss	$(6,359)	$(9,118)	$(25,110)	$(19,372)
EBITDA	$5,486	$(3,000)	$6,852	$(4,766)

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CB Richard Ellis Group, Inc., as adjusted for one-time items

(ii)                                  Diluted earnings per share attributable to CB Richard Ellis Group, Inc, as adjusted for one-time items

(iii)                               EBITDA

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income attributable to CB Richard Ellis Group, Inc., as adjusted for one-time items and diluted net income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(6,637)	$16,563	$(43,326)	$37,017
Cost containment expenses, net of tax	10,630	—	15,471	—
Amortization expense related to customer relationships acquired, net of tax	1,871	2,515	3,679	4,264
Integration costs related to acquisitions, net of tax	1,123	2,168	2,162	5,461
Write-down of impaired assets, net of tax	2,369	11,957	6,061	18,167
Write-off of financing costs, net of tax	308	—	18,153	—
Net income, as adjusted	$9,664	$33,203	$2,200	$64,909

Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted	$0.04	$0.16	$0.01	$0.31

Weighted average shares outstanding for diluted income per share	268,132,723	208,388,563	265,908,443	208,059,701

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(6,637)	$16,563	$(43,326)	$37,017
Add:
Depreciation and amortization	24,166	25,022	49,558	48,824
Interest expense	47,418	41,560	82,216	84,565
Write-off of financing costs	—	—	29,255	—
Provision (benefit) for income taxes	4,706	20,330	(7,341)	26,792
Less:
Interest income	1,237	4,481	3,542	9,707

EBITDA	$68,416	$98,994	$106,820	$187,491

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Americas
Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(13,383)	$11,334	$(30,759)	$26,289
Add:
Depreciation and amortization	14,233	15,661	28,491	29,969
Interest expense	39,307	32,100	67,007	66,905
Write-off of financing costs	—	—	29,255	—
Royalty and management service income	(3,878)	(3,640)	(4,705)	(10,928)
Provision (benefit) for income taxes	7,163	10,254	(6,090)	21,418
Less:
Interest income	840	1,514	1,956	3,173
EBITDA	$42,602	$64,195	$81,243	$130,480

EMEA
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$6,954	$16,694	$(1,428)	$22,964
Add:
Depreciation and amortization	2,621	3,750	5,161	6,985
Interest expense	481	609	483	967
Royalty and management service expense	2,456	1,612	2,612	5,888
(Benefit) provision for income taxes	(6,488)	9,480	(3,688)	8,674
Less:
Interest income	96	704	329	2,366
EBITDA	$5,928	$31,441	$2,811	$43,112

Asia Pacific
Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(2,022)	$9,547	$(1,535)	$13,378
Add:
Depreciation and amortization	2,128	1,872	4,256	3,625
Interest expense	745	1,962	1,393	2,892
Royalty and management service expense	1,220	1,660	1,677	4,225
Provision for income taxes	10,293	7,103	8,619	12,089
Less:
Interest income	145	316	251	699
EBITDA	$12,219	$21,828	$14,159	$35,510

Global Investment Management
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$4,490	$(14,312)	$(1,011)	$(12,109)
Add:
Depreciation and amortization	1,186	848	2,389	1,647
Interest expense	1,041	1,027	1,589	1,367
Royalty and management service expense	202	368	416	815
Benefit for income taxes	(4,703)	(2,853)	(1,176)	(7,771)
Less:
Interest income	35	548	452	794
EBITDA	$2,181	$(15,470)	$1,755	$(16,845)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Development Services
Net loss attributable to CB Richard Ellis Group, Inc.	$(2,676)	$(6,700)	$(8,593)	$(13,505)
Add:
Depreciation and amortization	3,998	2,891	9,261	6,598
Interest expense	5,844	5,862	11,744	12,434
Benefit for income taxes	(1,559)	(3,654)	(5,006)	(7,618)
Less:
Interest income	121	1,399	554	2,675
EBITDA	$5,486	$(3,000)	$6,852	$(4,766)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$309,520	$158,823
Restricted cash	43,176	36,322
Receivables, net	666,478	751,940
Warehouse receivables (1)	145,705	210,473
Real estate assets (2)	749,866	790,825
Goodwill and other intangibles, net	1,597,776	1,563,270
Investments in and advances to unconsolidated subsidiaries	165,476	145,726
Deferred compensation assets	4,561	229,829
Other assets, net	736,420	839,206
Total assets	$4,418,978	$4,726,414
Liabilities:
Current liabilities, excluding debt	$735,838	$979,233
Warehouse lines of credit (1)	145,705	210,473
Revolving credit facility	48,794	25,765
Senior secured term loans	1,773,250	2,073,750
Senior subordinated notes, net	435,986	—
Other debt (3)	9,999	13,498
Notes payable on real estate (4)	572,215	617,663
Deferred compensation liability	555	244,924
Other long-term liabilities	210,316	215,385
Total liabilities	3,932,658	4,380,691

CB Richard Ellis Group, Inc. stockholders’ equity	273,466	114,686
Non-controlling interests	212,854	231,037
Total equity	486,320	345,723

Total liabilities and stockholders’ equity	$4,418,978	$4,726,414

(1)	Represents Freddie Mac and Fannie Mae loan receivables, which are offset by the related non-recourse warehouse line of credit facility.
(2)	Includes real estate and other assets held for sale, real estate under development and real estate held for investment.
(3)	Includes a non-recourse revolving credit line balance of $8.1 million and $8.0 million in Development Services as of June 30, 2009 and December 31, 2008, respectively.
(4)	Represents notes payable on real estate in Development Services of which $5.1 million and $4.1 million are recourse to the Company as of June 30, 2009 and December 31, 2008, respectively.